EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Intuitive Surgical, Inc. 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors' Stock Option Plan of our report dated February 1, 2002 with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Palo Alto, California
September 16, 2002